Exhibit 107

Calculation of Filing Fee Tables

S-1

Envirotech Vehicles, Inc.

(Exact Name of Registrant as Specified in its

Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Stock	Common Stock par value of $0.00001 per share	X	X	X	$50,000,000	X	$4,635.00

Fees Previously Paid	X	X	X	X	X		X	0

	Other	Underwriter’s Warrants(1)

Carry Forward Securities

Carry Forward Securities	X	X	X	X		X			X	X	X	X

		Total Offering Amounts

		Total Fees Previously Paid

		Total Fee Offsets

		Net Fee Due

(1)

We have agreed to issue to the underwriter warrants to purchase up to seven percent (7%) in the aggregate of the shares of our common stock (the “Underwriter Warrants”) to be issued and sold in this offering. The Underwriter Warrants are exercisable for a price per share equal to one-hundred ten percent (110%) of the public offering price.